EXHIBIT 9.02

MUTUAL INDEMNIFICATION AND RELEASE AGREEMENT

THIS AGREEMENT made and entered into as of this 18th day of July 2012, by and among Dynamic Energy Alliance Corporation (“DEAC”), and Dynamic Energy Development Corporation (“DEDC”), jointly and severally, all having a mailing address at: Memphis Clark Tower, 5100 Poplar Avenue, Suite 2700, Memphis, Tennessee, 38137, and, Petro Design and Development Corporation (“PDDC”), and Key Services, Inc. (“KSI”), jointly and severally, and Lee Larson Elmore, individually, (hereinafter referred to as “LLE”), all having a mailing address at: 275 Ridgecrest Drive, Arlington, TN 38002.

WITNESSETH:

WHEREAS, DEAC is a Florida corporation publicly-traded on the Over-the-Counter (OTC) stock exchange, and parent holding company for recoverable energy products and services;

WHEREAS, DEDC is Delaware corporation, and is a wholly owned subsidiary of DEAC;

WHEREAS, PDDC is Delaware corporation and a project and property developer;

WHEREAS, KSI is a Nevada corporation and an independent contractor;

WHEREAS, LLE is an officer and/or director of PDDC and KSI, and is personally overseeing services provided to DEAC and DEDC on behalf of PDDC and KSI;

WHEREAS, during the period of on or about July 2010 until on or about May 2011 (the “Expensed Period”), PDDC and/or LLE performed or requested to charge certain expenses on corporate debit cards of DEDC, including additional monies received in the form of cashier’s checks or cash payments from DEDC, considered by DEDC and its financial auditors to be non-corporate (or personal) expenses totaling approximate total of USD $87,421.83 (the “Non-Corporate Expenses”);

 WHEREAS, at DEAC’s fiscal year-end December 31, 2011, DEAC, the parent company of DEDC, allocated the Non-Corporate Expenses during the Expensed Period as paid compensation to PDDC for services rendered;

WHEREAS, on or about March 10, 2011, a development agreement (the “PDDC Development Agreement”) was drafted and may or may not have been partially executed between PDDC and DEDC;

WHEREAS, both PDDC and DEDC mutually acknowledge and agree that the PDDC Development Agreement drafted on or about March 10, 2011 was not properly or fully executed, and therefore not in effect or enforceable;

WHEREAS, on or about May 15, 2011, a project location and consulting agreement (the “PDDC PLC Agreement”) was drafted and may or may not have been partially executed between PDDC and DEAC;

WHEREAS, both PDDC and DEAC mutually acknowledge and agree that the PDDC PLC Agreement drafted on or about May 15, 2011 was not properly or fully executed, and therefore not in effect or enforceable;

WHEREAS, on or about July 10, 2011, DEAC (in the former name of Mammatech Corporation) and KSI executed a project location and consulting agreement (the “Project Location and Consulting Agreement”);

WHEREAS, on or about July 17, 2012, DEAC and KSI executed Amendment No. 1 to the Project Location and Consulting Agreement (the “Amendment No. 1 to the Project Location and Consulting Agreement”) providing for a settlement of certain unpaid obligations of DEAC to KSI as set forth therein (the “Settlement”);

Release Agreement – DEAC and DEDC and PDDC, KSI and LLE	Confidential

WHEREAS, the Parties hereto wish to resolve all claims either Party may have against the other under, including but not limited to, any promises or commitments, verbal or written during the business dealing with each other prior to the date of this Agreement, and otherwise resolve their disputes on an amicable basis;

NOW THEREFORE, in consideration of the promises and covenants contained herein the Parties agree as follows:

1. RECITALS.  The above recitals are true and correct and incorporated by reference herein.

2. PDDC, KSI AND/OR LLE’S RELEASE OF RIGHTS.  For and in consideration of the receipt by PDDC, KSI and LLE, each, of ten dollars (USD$10.00) in hand and the Settlement as set forth in the Amendment No. 1 to the Project Location and Consulting Agreement, from DEAC or DEDC, for consideration of any and all outstanding obligations of DEAC and DEDC due to PDDC, KSI and/or LLE on the date of this Agreement, PDDC, KSI and/or LLE, jointly and severally, does hereby remise, release, acquit, satisfy and forever discharge, DEAC and DEDC, jointly and severally, including their respective affiliates, officers, directors, consultants, successors, and/or heirs separately, together with any individual(s) associated in the transaction(s) herewith (collectively, the "DEAC Releasees") of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, which PDDC, KSI and/or LLE, jointly and severally, may now or in the future have against each or any of the DEAC Releasees, including, without limitation, any claims under any and all agreements or understandings between the Parties.

3. DEAC and DEDC’S RELEASE OF RIGHTS.  For and in consideration of the release of PDDC, KSI and LLE, jointly and severally, provided for hereinabove, including, any and all applicable resignations, consents, amendments, and/or assignments which may by required by DEAC and/or DEDC, respectively, in exchange for the consideration received by PDDC, KSI and LLE in section 2 hereinabove, DEAC and DEDC, jointly and severally, do hereby remise, release, acquit, satisfy and forever discharge PDDC, KSI and LLE, jointly and severally, including their respective affiliates, successors, and/or heirs separately, together with any individual(s) associated in the transaction(s) herewith (collectively, the "LLE Releasees"), of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, which DEAC and/or DEDC, jointly and severally, may now or in the future have against PDDC, KSI and LLE, jointly or severally, or against each or any of the LLE Releasees, including, without limitation, any claims under any and all agreements or understandings between the Parties, except for any future claims which may arise between DEAC and KSI from the executed Amendment No. 1 to the Project Location and Consulting Agreement dated on or about July 18, 2012.

Release Agreement – DEAC and DEDC and PDDC, KSI and LLE	Confidential

4. FUTURE DEALINGS. The Parties hereto may engage in future business dealings if so desired. In the event the Parties desires to enter into such agreement(s), the Parties shall: (a) amend this Mutual Indemnification and Release Agreement as necessary, in whole or in part as provided in Section 8.3 to retain the enforceability of this Agreement with regards to transactions prior to the execution date hereof and the provisions of the Release of Rights for future claims, and (b) execute a separate Agreement pertaining to the business dealings that the Parties are desirous engage into at such time.

5. INDEMNIFICATION AND HOLD HARMLESS BY THE PARTIES.  For and in consideration of the mutual releases of the Parties to this agreement provided for hereinabove, DEAC and DEDC and PDDC, KSI and LLE (each, an "Indemnifying Party"), jointly, severally or individually, do hereby agree to indemnify and hold harmless the other (an "Indemnified Party") against and in respect of any and all liabilities, obligations, claims, tax liens or otherwise, losses, damages and encumbrances of every nature, kind and description of the other as well as the amount of any expenses of enforcing this Agreement which the Indemnified Party may suffer, incur or become subject to, and to reimburse the Indemnified Party for any legal, audit or other expenses incurred by the Indemnified Party in connection with defending any actions. The Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Parties, in writing, of the assertion of any claim or the discovery of any facts upon which the Indemnified Party intends to base a claim for indemnification hereunder (a "Triggering Event"). With respect to any claim made by a third party against which an Indemnified Party is seeking indemnification hereunder, the Indemnifying Party shall have the right, at the Indemnifying Party's own expense, to participate in or assume control of the defense of such claim, and the Indemnified Party shall fully cooperate with the Indemnifying Party, subject to reimbursement for actual out of pocket expenses incurred as a result of such request by the Indemnifying Party. If the Indemnifying Party either does not elect to assume control (or if assumes control does not proceed with reasonable diligence) or otherwise actively participate in the defense of any claim, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such claim.

6. NON-DISPARAGEMENT.  None of the Parties to this Agreement shall, directly or indirectly, by words, action or inaction, disparage, defame or discredit any other Party or engage in any activity which could have the effect of disparaging, defaming, discrediting or embarrassing any other Party.  No Party to this Agreement shall interfere with or disrupt the business activities of the other, nor engage in any activity, which would have the effect of interfering with or disrupting the business activities of any other Party.

7. CONFIDENTIALITY.  The Parties and their respective counsel shall keep this Agreement, all terms and conditions of this Agreement and the business and affairs by and between the Parties strictly confidential and shall not (i) disclose any such information to any third party, (ii) make any written or oral comments to any member of the media concerning such information, and (iii) use any such information for purposes of publicity or otherwise disclose or divulge such information except (a) as required by a non-appealable court order; or (b) for purposes of the preparation of tax returns requiring such disclosure.  Notwithstanding the foregoing, any party may, in response to a bona fide inquiry, inform the inquiring party that all disputes or disagreements between the Parties have been amicably resolved.

8. MISCELLANEOUS.

8.1. Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the Parties hereto at their addresses indicated hereinabove. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

Release Agreement – DEAC and DEDC and PDDC, KSI and LLE	Confidential

8.2. Entire Agreement. This Agreement represents the entire Agreement between the parties in relation to the subject matter hereof and supersedes all prior agreements between such parties relating to such subject matter.

8.3. Amendment of Agreement.  This Agreement may be altered or amended, in whole or in part, only in writing signed by the party against whom enforcement is sought.

8.4. Waiver.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature.

8.5. Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

8.6. Situs.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any action brought to enforce rights or remedies pursuant to this Agreement or otherwise relating to the business or employment relationship between the parties shall be brought in a state or federal court located in Orange County, Florida.

8.7. Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their heirs, personal representatives, successors and assigns.

8.8. Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

8.9. Number of Parties.  The singular shall include the plural and one gender shall include all genders.

8.10. Affiliate.  The term Affiliate means a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with a party hereto.

8.11. Multiple Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

8.12. Facsimile Signatures.   A facsimile signature of each or any party to this Agreement shall have the same force and effect as an original signature and shall be binding.

[Signature to following on next page]

Release Agreement – DEAC and DEDC and PDDC, KSI and LLE	Confidential

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

Dynamic Energy Alliance Corporation

/s/ Harvey Dale Cheek
BY:          ______________________
Harvey Dale Cheek,
Director

And,

Dynamic Energy Development Corporation

/s/ Harvey Dale Cheek
BY:          ______________________
Harvey Dale Cheek,
Director

Petro Design and Development Corporation

/s/ Lee Larson Elmore
By: __________________________
Lee Larson Elmore,
President

And,

Key Services, Inc.

/s/ Lee Larson Elmore
By: __________________________
Lee Larson Elmore,
President

And,

/s/ Lee Larson Elmore
By: __________________________
Lee Larson Elmore,
Individually

Release Agreement – DEAC and DEDC and PDDC, KSI and LLE	Confidential